EXHIBIT 99.1

Press Release	Source: NiSource Inc.
NiSource Completes Sale of Northern Utilities and Granite State Gas Transmission to Unitil
Corporation
MERRILLVILLE, Ind., Dec. 1 /PRNewswire-FirstCall/ — NiSource Inc. (NYSE: NI) today has completed the previously announced sale of Northern Utilities Inc. and Granite State Gas Transmission Inc. to Unitil Corporation for $160 million plus $41.6 million for working capital, including approximately $33.9 million of natural gas storage inventory.
“The successful sale of these assets puts NiSource into a position to focus even more closely on our long-term growth plan,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “NiSource is committed to building long-term growth by focusing on commercial development and expansion of our natural gas pipeline and storage business, as well as investment-driven growth at our core regulated utility businesses.”
NiSource, which acquired Northern and Granite as part of the company’s larger acquisition of Bay State Gas Company in 1999, is retaining ownership of Bay State Gas as a core component of the company’s long-term, investment-driven growth strategy.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the success of NiSource’s restructuring of its outsourcing agreement; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.